EXHIBIT 99.3

SECOND AMENDMENT TO THE

SEASPINE HOLDINGS CORPORATION

AMENDED AND RESTATED 2015 INCENTIVE AWARD PLAN

This Second Amendment (this “Amendment”) to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan (as amended and/or restated to date, the “Plan”), dated as of February 1, 2018, is made and adopted by SeaSpine Holdings Corporation (the “Company”), a corporation organized under the laws of State of Delaware.

1.	Section 3.1(a) of the Plan is hereby amended to read as follows:

Subject to Sections 3.1(b), 12.1 and 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) the number of Shares that may be issuable upon exercise or vesting of the Adjusted Awards and (ii) 3,859,500 Shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 3,859,500 Shares. Notwithstanding the foregoing, to the extent permitted under Applicable Law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award.

2.This Amendment is effective as of February 1, 2018; provided that this Amendment shall be subject to the approval of the Company’s stockholders within twelve (12) months after February 1, 2018. Awards may be granted or awarded out of the increase to the Share Limit pursuant to this Amendment, prior to such stockholder approval, provided, that, (i) that no Shares shall be issued upon the exercise, vesting, distribution or payment of any such Awards granted out of the increase to the Share Limit pursuant to this Amendment prior to the time when the Amendment is approved by the Company's stockholders, and (ii) that if such approval has not been obtained at the end of said twelve (12)-month period, all Awards previously granted or awarded out of the increase to the Share Limit pursuant to this Amendment, and subject to such stockholder approval, shall thereupon be canceled and become null and void.

3.This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.
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I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of the Company on February 1, 2018.
SEASPINE HOLDINGS CORPORATION
By: /s/ Patrick Keran
Name: Patrick Keran
Its: General Counsel